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                                                                     Exhibit 5.1

                      [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]




                                    March 4, 1999



Nasdaq-Amex Investment Product Services, Inc.
c/o The Nasdaq Stock Market, Inc.
1735 K Street, N.W.
Washington, DC 20006


                    Re:  Nasdaq-100 Trust, Series 1
                         --------------------------

Ladies and Gentlemen:

     We have acted as counsel for Nasdaq-Amex Investment Product Services, Inc., as sponsor (the "Sponsor"), and The Nasdaq Stock Market, Inc. ("Nasdaq") in connection with the formation of the Nasdaq-100 Trust, Series 1 (the "Trust") and the issuance by the Trust of an indefinite number of units of fractional undivided interest in the Trust (referred to as "Nasdaq-100 Shares").

     In rendering this opinion, we have examined an executed copy of the Trust Indenture and Agreement dated March 4, 1999 (the "Indenture") and the Standard Terms and Conditions of Trust, dated as of March 1, 1999 and effective March 4, 1999 (the "Agreement" and collectively with the Indenture, the "Trust Agreement"), both between the Sponsor and The Bank of New York, as trustee (the "Trustee"). The Trust Agreement established the Trust into which Susquehanna Investment Group, as the initial depositor, deposited the securities and the cash component specified in Exhibit A to the Indenture, to be held by the Trustee upon the terms and conditions set forth in the Trust Agreement for the benefit of beneficial owners of the Trust.

     Based upon the foregoing and upon an examination of such other documents and an investigation of such matters of law as we have deemed necessary, we are of the opinion that, under existing statutes and decisions:

     The Nasdaq-100 Shares to be issued by the Trust, when duly registered by the Trustee against payment therefor in accordance with the Trust Agreement, will constitute fractional undivided interests in the Trust and constitute the legal, valid and binding obligations of the Trust, will be entitled to the benefits and subject to the provisions of the Trust Agreement and will be fully paid and non-assessable.

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Nasdaq-Amex Investment Product Services, Inc.
The Bank of New York
March 4, 1999
Page 2




     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-61001) relating to Nasdaq-100 Shares and consent to the reference to our firm in the Registration Statement under the caption "Legal Opinion." Each of the matters set forth herein is as of the date hereof, and we hereby undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein or upon which this opinion is based.

                                   Very truly yours,

                                   /s/  JONES, DAY, REAVIS & POGUE

                                   Jones, Day, Reavis & Pogue